Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

RANMARINE TECHNOLOGY B.V.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Primary Offering
Fees to be Paid	Equity	Units consisting of one American Depositary Share, Representing One Ordinary Share, par value $0.01 per share (“ADS”),	457	(o)	1,435,000	5.50	$7,892,500	(2)	0.00014760	$1,164.93

	Equity	Ordinary Shares underlying the ADS included as part of the Units	457	(o)	—	—	Included with Above Units		—	—
	Other	Tradeable Warrants to purchase one ADS Share included as part of the Units	457(o) and 457(g)		—	—	Included with Below Warrants		—	—
	Other	Non-tradeable Warrants to purchase one ADS share, included as part of the Units	457(o) and 457(g)		—	—	Included with Below Warrants		—	—
	Equity	Ordinary Shares underlying the ADSs issuable upon exercise of the Tradeable Warrants included as part of the Units	457	(o)	1,435,000	6.33	$9,083,550	(2)	0.00014760	$1,340.73
	Equity	Ordinary Shares underlying the ADSs issuable upon exercise of the Non-Tradeable Warrants included as part of the Units	457	(o)	1,435,000	6.60	$9,471,000	(2)	0.00014760	$1,397.92
		Representative’s Warrants to purchase Ordinary Shares, as represented by ADSs (4)	457	(g)	-	-	-		-	-
		Ordinary Shares underlying the ADSs issuable upon exercise of the Representative’s Warrants	457	(g)	-	-	$453,818.75		0.00014760	66.98
Secondary Offering
Fees to be Paid	Equity	Ordinary Shares underlying ADSs	457	(o)	1,801,014	5.50	$9,905,577	(3)	0.00014760	$1,462.06
		Total Primary Offering Amount					$36,806,445.75		—	$5,432.62
		Total Secondary Offering Amount					$9,905,577		—	$1,462.06
		Total Fees Previously Paid								$2,020.76
		Net Fee Due								$4,873.92

(1)	This registration statement also includes an indeterminate number of securities that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act.

(3)	For purposes of calculating the proposed maximum aggregate offering price, we have multiplied 1,801,014 representing the number of shares covered by the resale prospectus by an assumed price of $5.50 per Unit.

(4)	In accordance with Rule 457(g) under the Securities Act of 1933, as amended, because the ordinary shares of the registrant underlying the Representative’s Warrants is registered hereby, no separate registration fee is required with respect to the Representative’s Warrants registered hereby.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, The Representative’s Warrants are exercisable at a per ADS exercise price equal to 115% of the public offering price. The proposed maximum aggregate offering price of the Representative’s Warrants is $453,818.75 which is equal to 115% of $394,625 (5% of the proposed maximum aggregate offering price for the ADSs of $7,892,500).